EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of June 15, 2000, between INFOCROSSING, INC., a Delaware corporation (the "Company"), and CHARLES AUSTER, a resident of the State of New Jersey (the "Executive").


                                    RECITALS
                                    --------

          WHEREAS, the Company desires to secure the services and employment of the Executive on behalf of the Company, and the Executive desires to enter into employment with the Company, upon the terms and conditions hereinafter set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

          1. Employment; Duties. The Company hereby employs the Executive as the President and Chief Executive Officer of the Company, and the Executive accepts such employment for the Employment Term specified in Section 3 below. The Executive shall report directly to the Company's Board of Directors (the "Board") and its Chairman. During the Employment Term, the Company shall cause the Executive to be elected as a director of the Company and upon such election, the Executive agrees to so serve. The Executive shall also serve on such committees of the Board as requested by the Board. During the Employment Term, the Executive shall serve in such capacity, exercise such powers and perform such duties as are customarily and ordinarily required of chief executive officers of similar companies, and shall have such other powers and perform such other duties as may from time to time be assigned to him by the Board.

          2. Performance. The Executive shall serve the Company faithfully and to the best of his ability and shall devote substantially all of his business time, energy, experience and talents to the performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal finances, investments and business affairs, or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may reasonably select. The Executive shall also be permitted to sit on the Board of the companies or other organizations as shown on Exhibit A attached hereto and of such other companies as the Board shall approve, such approval not to be unreasonably denied.

          3. Employment Term. The Executive's employment under this Agreement shall be effective commencing June 15, 2000 (the "Commencement Date"), and, subject to termination of employment pursuant to Section 8 hereof, continue for a period of two years until June 15, 2002, provided that, on June 15, 2002, and on each subsequent second anniversary thereof, unless the Company or the Executive provides written notice to the other party of his or its intention not to renew no later than 60 days prior to June 15, 2002, or such subsequent anniversary, as applicable, and subject to termination of employment pursuant to
Section 8 hereof, the term of employment under this Agreement shall be automatically renewed for an additional period of two years. The term of employment hereunder shall be the "Employment Term."

          4. Compensation and Benefits.

          (a) Base Salary. During the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with normal Company procedures, at an annual rate of Three Hundred Seventy Five Thousand US Dollars ($375,000) (the "Base Salary"). The Base Salary shall be reviewed periodically, but not less than annually, by the Board or the Compensation Committee thereof and may be increased, but not decreased, from time to time by the Board or such Committee.

          (b) Performance Bonus. During the Employment Term, the Executive shall also be eligible to receive an annual performance-based cash bonus (the "Performance Bonus") of up to One Hundred Eighty Seven Thousand Five Hundred US Dollars ($187,500) based upon satisfaction of performance criteria to be mutually agreed to by the Executive and the Board (or the Compensation Committee of the Board). The determination of whether the Executive is entitled to payment of the Performance Bonus shall be made by the Board (or the Compensation Committee of the Board) in its good faith discretion.

          (c) Restricted Stock Award. (i) On the Commencement Date, the Company shall award the Executive Eight Hundred Thousand (800,000) shares of the Company's common stock (the "Restricted Shares"), which shares shall be nontransferable and subject to forfeiture or repurchase as described in this
Section 4(c). Subject to the remaining provisions of this Section 4(c) and Sections 6 and 7 hereof, the Restricted Shares shall vest and become transferable and nonforeitable in an amount equal to 25% of the total number of Restricted Shares on the first anniversary of the Commencement Date and, with respect to the remaining 75% of the total number of Restricted Shares, shall vest monthly after such first anniversary in equal ratable amounts, such that subject to the remainder all such Restricted Shares shall be vested on June 15, 2004. Subject to Sections 6 and 7 hereof, the Restricted Shares shall become fully vested upon (1) the occurrence of a "Change of Control" (as defined below) or (2) the termination of the Executive's employment with the Company due to termination (x) by the Company other than for "Cause" (as defined below) or "Non-Performance" (as defined below) and other than his death or Disability (as defined below), or (y) by the Executive for "Good Reason" (as defined below). In addition, subject to Sections 6 and 7 hereof, (x) if the Company terminates the Executive's employment for Non-Performance, 50% of any then unvested Restricted Shares shall be forfeited and the remaining then unvested Restricted Shares shall become fully vested, and (y) if the Executive's employment with the Company terminates due to death or Disability, 25% of the Restricted Shares, or the portion theretofore vested, if greater, shall be fully vested. For avoidance of doubt, (x) non-renewal by the Company of the Employment Term (other than a non-renewal which is expressly stated to be for Cause, Non-Performance or Disability) upon the expiration of the initial term of employment shall be deemed to be a termination of the Executive's employment other than for Cause, Non-Performance or Disability for purposes of the vesting of Restricted Shares described herein, and (y) non-renewal by the Executive of the Employment Term which is expressly stated to be for Good Reason shall be treated in the same manner as if the Executive had acted to terminate the Employment Term for Good Reason immediately prior to the expiration of the Employment Term.

          (ii) All unvested Restricted Shares that do not vest in accordance with paragraph (i) of this Section 4(c) shall, (x) upon termination of the Executive's employment with the Company due to Non-Performance, death or Disability, be immediately deemed to be repurchased by the Company for an amount equal to the sum of (A) the pro rata portion of the principal amount of any loan described in paragraph (iii) of this Section 4(c) that is applicable to such shares in accordance with the relationship number of shares to be repurchase (or deemed repurchased) bears to the initial 800,000 Restricted Shares and (B) an amount equal to all interest actually paid on such portion of such principal amount through the date on which such portion of such principal amount is repaid, and such Restricted Shares shall be immediately deemed to revert to the Company and canceled; or (y) upon termination of the Executive's employment with the Company under for Cause or upon voluntary termination by the Executive of his employment other than for Good Reason, be immediately forfeited and be immediately deemed to revert to the Company and canceled (in case of either clause (x) or (y), without further action by the Company or the Executive).

          (iii) The Executive shall be personally liable for satisfaction of any taxes incurred upon the vesting of the Restricted Shares or upon such earlier date as the Executive, in his discretion, makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to such Restricted Shares, or any portion thereof. The Company shall loan to the Executive on a full recourse basis a sum of money equal to 50 percent of any such tax payable as a result of such an election under Code section 83(b) with respect to the Restricted Shares, and any such loan shall bear interest at the rate specified by Code section 1274 and, subject to the clause (x) of the first sentence of paragraph (ii) of this Section 4(c), shall be payable at the time and to the extent that the Executive sells or otherwise transfers or obtains liquidity with respect to the Restricted Shares (based on proportion of the total number of vested Restricted Shares held by the Executive immediately prior to such event that are so sold, transferred or liquidated) and shall be subject to such other terms and conditions determined by the Company to be appropriate to comply with applicable laws and regulations.

          (iv) If it shall be determined that any payment to the Executive pursuant to this Agreement would be subject to any excise tax imposed by Code section 4999, or any similar tax payable under any United States federal, state or local law ("Section 280G Taxes"), then the Executive shall receive a Tax Gross-Up Payment with respect to all such Section 280G Taxes. For purposes of this Agreement, "Tax Gross-Up Payment" shall mean the an additional amount equal to the amount of the Section 280G Taxes payable in respect of any amounts (other than the Tax Gross-Up Payment) due under this Agreement.

          (v) For purposes of this Agreement, a "Change of Control" shall occur upon the first to occur of (x) a third party, other than Zach Lonstein, DB Capital Investors, L.P. or an affiliate thereof ("DB Capital"), or Sandler Capital Management or an affiliate thereof ("Sandler" and, together with Zach Lonstein and DB Capital, the "Control Group"), owning capital stock of the Company representing in excess of 50% of the aggregate voting power of the Company or the surviving entity, (y) (A) the Control Group, in the aggregate, owning a number shares of Common Stock of the Company (calculated on a fully diluted basis) which is less than 25% of the number shares of Common Stock of the Company (calculated on a fully diluted basis) owned by the Control Group on the date hereof, and (B) another person or "group" of persons (as defined pursuant to Section13(d) of the Securities Exchange Act of 1934, as amended) owning a greater percentage of the Common Stock of the Company (calculated on a fully-diluted basis) than does the Control Group, in the aggregate, or (z) a majority of the Board (or similar governing body) of the Company (or any successor or surviving entity) being comprised of Directors who are not Continuing Directors. For purposes of this Agreement, "Continuing Directors" shall mean, with respect to any entity, as of the date of determination, any person (x) who was a member of the Board of the Company on June 15, 2000, or (y) who was nominated for election or elected to the Board (or similar governing body) of such entity with the affirmative vote of a majority of the Continuing Directors who are members of the Board (or similar governing body) of such entity at the time of such nomination or election.

          (d) Employee Benefits. During the Employment Term, the Executive shall, in accordance with the applicable plan documents and applicable laws, be eligible to participate in such retirement, medical, dental and other employee benefit plans and programs and fringe benefit plans as the Company has in effect from time to time, at a level consistent with his position as a senior executive of the Company.

          (e) Vacation. During the Employment Term, the Executive shall be entitled to four (4) weeks paid vacation in accordance with the Company's policies.

          (f) Indemnification. The Company shall indemnify and hold harmless the Executive to the extent provided in the Certificate of Incorporation and the By-Laws of the Company and the Delaware General Corporation Law, as amended and as applicable, for any action or inaction taken or omitted to be taken by the Executive in good faith while serving as an officer and director of the Company. The Company shall cover the Executive under directors and officers liability insurance during the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

          (g) Business Expenses. The Executive shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and upon receipt of appropriate documentation.

          5. Stock Investment. On or prior to the Commencement Date, the Executive shall invest ----------------- his personal funds in the purchase of 68,446 shares of the common stock of the Company at a purchase price of $14.61 per share (the "Stock Investment"). ----------------

          6. Repurchase Option. Upon the occurrence of a Change of Control or a sale or other disposition of all or substantially all of the assets of the Company (including upon a liquidation or dissolution of the Company), if the Company's common stock is valued at less than $14.61 per share (on a fully-diluted basis) in such transaction, the Company (and to the extent the Company is unable or determines not to exercise this option, DB Capital Partners, L.P. and Sandler Capital Management (or their designated affiliates) on a pro rata basis) shall have the right, but not the obligation, to purchase all of the vested Restricted Shares at an aggregate purchase price equal to the sum of (x) the amount expended by the Executive in order to pay any income taxes with respect to such vested shares and (y) an amount equal to all interest actually paid on such portion of such principal amount through the date on which such portion of such principal amount is repaid, reduced, if the Company exercises the option, by the outstanding balance of any loan referred to in
Section 4(c)(iii) hereof, which shall be forgiven upon any such purchase.

          7. Stockholders Agreement. The Restricted Shares shall be subject to the terms and conditions of the Amended and Restated Stockholders Agreement, dated as of June 15, 2000, by and among the Company and the stockholders signatory thereto, attached hereto as Exhibit B, as such agreement may thereafter be amended from time to time (the "Stockholders Agreement"), to which the Executive shall be a party.

          8. Termination.

          (a) Events of Termination. The employment of the Executive hereunder and the Employment Term shall terminate as provided in Section 3 hereof or, if earlier, upon the earliest to occur of any of the following events:

          (i) the death of the Executive;

          (ii) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 8(b) hereof;

          (iii)the termination of the Executive's employment by the Executive for Good Reason pursuant to Section 8(c) hereof,

          (iv) the termination of the Executive's employment by the Company for reasons other than Cause, Non-Performance or Disability upon thirty (30) days prior written notice;

          (v) the termination of employment by the Executive without Good Reason upon sixty (60) days prior written notice to the Company; or

          (vi) the termination of the Executive's employment by the Company for Cause or for Non-Performance pursuant to Section 8(d) hereof.

          (b) Disability. In the event of the Executive's Disability, the Company shall be entitled to terminate the Executive's employment hereunder by delivery to the Executive of a written notice of termination for Disability, effective upon the date which is stated in such notice. The term "Disability" shall mean the inability of the Executive to substantially perform his duties hereunder by reason of a medically determinable physical or mental impairment, which can reasonably be expected to continue for at least 120 days, as determined by the Board in its good faith discretion. Any dispute as to whether or not the Executive is Disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Board, and the determination of such physician shall be final and binding upon both the Executive and the Company.

          (c) Good Reason. (i) The Executive may terminate his employment hereunder for Good Reason by written notice to the Company given within thirty
(30) days after the occurrence of a Good Reason event described in paragraph
(ii) of this Section 8(c), unless such circumstances are substantially corrected prior to the date of termination specified in such notice of termination for Good Reason. Any such notice shall state the specific Good Reason event set forth in paragraph (ii) of this Section 8(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason, and shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such notice is given.

          (ii) For purposes of this Agreement, "Good Reason" shall mean any of the following: (1) without the express written consent of the Executive, (x) any diminution by the Company of the Executive's title or position (including, without limitation, not being the chief executive officer of the parent company if the Company becomes a nonpublic subsidiary of another entity) or (y) the assigning to the Executive of any duties inconsistent with the Executive's existing position, authority, duties or responsibilities (except, in any case, as a result of a prior termination of the Executive's employment for Cause or due to Disability); (2) at any time after a Change of Control, a reduction by the Company in the Executive's base salary or target bonus entitlements; (3) any material breach or non-observance by the Company of any material provision of this Agreement; (4) the relocation of the headquarters of the Company more than fifty (50) miles from Leonia, New Jersey or relocation of the Executive's principal work location from such location, without the Executive's express written consent; or (5) failure to elect or re-elect the Executive as a director of the Company, or any removal of the Executive from the Board.

          (d) Cause or Non-Performance. (i) The Executive's employment hereunder may be terminated by the Company for Cause or for Non-Performance upon delivery to the Executive of a written notice of termination for Cause or for Non-Performance that shall indicate the specific termination provision set forth in paragraph (ii) or (iii) of this Section 8(d) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for such termination for Cause or Non-Performance. The effective date of such a termination for Cause or for Non-Performance shall be the date indicated in such notice; provided, however, that the Executive's employment shall not terminate if he cures the circumstances otherwise resulting in Cause or Non-Performance to the extent permitted, and within the applicable time periods provided, in paragraph (ii)(1), (ii)(4) or (iii) of this Section 8(d).

          (ii) For purposes of this Agreement, "Cause" shall mean (1) the Executive's willful failure to attempt to properly discharge his lawful duties, or any breach or non-observance by the Executive of any material provision of this Agreement, which is not fully rectified or cured, if susceptible to rectification or cure, within thirty (30) days after written notice is given to the Executive; (2) the Executive's conviction of, or plea of nolo contendere to, a felony or any misdemeanor constituting an act of fraud or moral turpitude; (3) addiction to, or continuing excessive use of, alcohol or drugs on the part of the Executive; (4) the Executive having excessively absented himself from his duties of employment which is not rectified by the Executive within a period of five (5) days after written notice is given to the Executive, other than absences incurred or sustained (x) by leave of the Company or (y) because of physical or mental incapacity; (5) the Executive's material breach of his fiduciary duty of care to the Company or the Executive's breach of any other fiduciary duty owed by the Executive to the Company; or (6) breach by the Executive of the non-competition/non-solicitation provisions contained in Sections 10 and 11 of this Agreement.

          (iii) For purposes of this Agreement, "Non-Performance" shall mean the occurrence, prior to June 15, 2002, of each of (x) the failure by the Executive, after 30 days' written notice and opportunity to cure (to the extent the circumstances are susceptible to being cured by the Executive), to cause the Company to attain in all material respects the objectives set forth in an annual operational plan to be reasonably approved by the Board and the Executive, as such annual operational plan shall be modified from time to time by mutual agreement of the Board and the Executive to take account of strategic and other material developments in the Company's operating environment and business, and
(y) the failure of the ten-day floating average of the closing prices of the Company's common stock ending on the determination date to be at least equal to $43.83.

          9. Severance.

          (a) If the Executive's employment with the Company and the Employment Term terminate by reason of termination by the Executive of his employment for Good Reason or termination by the Company of the Executive's employment, including as a result of notice of nonrenewal of the Employment Term by the Company in accordance with Section 3 hereof, and such termination is not for Cause or Non-Performance and is not due to Disability or death, the Company shall have no liability or further obligation to the Executive except as follows: the Executive shall be entitled to receive (i) within thirty (30) days of such termination of employment, any earned but unpaid Base Salary and any unreimbursed business expenses payable pursuant to Section 4(g) for the period prior to termination and any unpaid Performance Bonus for any prior completed fiscal year (the "Entitlements"); (ii) within thirty (30) days of such termination of employment, a severance payment equal to two hundred percent (200%) of the sum of (x) the Executive's then-current annual Base Salary and (y) the Performance Bonus earned by the Executive for the immediately preceding fiscal year (the "Severance Payment"); provided that, notwithstanding anything to the contrary set forth herein, prior to the first anniversary date of this Agreement, the Severance Payment shall be deemed to be $1,120,000; and (iii) at the time provided in such plan, any rights to which he is entitled in accordance with plan provisions under any employee benefit plan, program or arrangement, or any fringe benefit, incentive or stock option plan of the Company in which he participates at the time of such termination ("Rights"). As a condition of receiving the payments provided for under this Section 9(a), the Executive agrees to execute a release releasing the Company and any of its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive's employment or termination of employment with the Company and any of its affiliates and any disagreements with respect to such employment, except that such release shall not release the Company from its obligation to pay the Executive the Entitlements, the Severance Payment, and the Rights provided for in this Section 9(a).

          (b) If during the Employment Term, the Executive's employment is terminated for any reason other than as provided in Section 9(a) (including death, termination of the Executive by the Company for Cause, Non-Performance or Disability or termination by the Executive without Good Reason or his delivery of a notice of nonrenewal in accordance with Section 3 hereof), the Company shall have no liability or further obligation to the Executive except as follows: the Executive (and his estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of his death) shall be entitled to receive any Entitlements and any Rights at the time provided in the relevant plans.

          10. Covenants of the Executive.

          (a) During the Employment Term and, to the extent that the Executive's employment is terminated for Cause or Disability (including, without limitation, through the delivery by the Company of a notice of nonrenewal in accordance with
Section 3 hereof which specifically states such grounds), or the Executive voluntarily terminates his employment other than for Good Reason, for a period of one (1) year after such termination, (i) the Executive shall not, in any jurisdiction world-wide, be employed by or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company or any of its affiliates and (ii) the Executive shall not solicit, in competition with the Company, any person who is or was, at any time within the six (6) months prior to the Executive's termination of employment with the Company, a customer of the business conducted by the Company or any of its affiliates. During the Employment Term and for two (2) years thereafter, the Executive shall not, directly or indirectly, on his own behalf or on behalf of others, employ, solicit for employment or otherwise contract for the services of any employee of the Company or any of its affiliates at the time of this Agreement or who shall subsequently become an employee of the Company or any of its affiliates or encourage any employee or consultant of the Company or any of its affiliates to leave the employ or service of the Company, nor shall the Executive assist or encourage any person or entity to do any of the foregoing. For purposes of this Agreement, (v) the scope of businesses areas within which the Executive has agreed not to compete pursuant to clause (a)(i) of this Section 10 shall, for any challenged activity of the Executive, be determined with reference to the Company's activities during the Employment Term; (w) nothing contained herein shall prevent the Executive from becoming affiliated as an officer, director or in any other capacity with a charitable organization; (x) the Executive's ownership of securities of five percent (5%) or less of any publicly traded class of securities of a public company shall not be considered to be competition with the Company; (y) the Executive's passive ownership of equity interests in any entity (without other participation in the management or other affairs of such entity) not exceeding 20% of the outstanding capital stock of such entity, with respect to which (A) at the time of the initial investment, such ownership does not violate the terms of Section 10 of this Agreement (without reference to this clause (y)), (B) such entity engages after the date of such initial investment in activity (the "Competing Activity") which would cause the Executive's ownership of an equity interest in such entity to be violative of this Section 10, and (C) after the commencement of the Competing Activity, the Executive's ownership of equity interests in such entity (I) continues to be passive (without other participation in the management or other affairs of such entity) and (II) the Executive takes no affirmative action to increase his ownership interest in such entity; and (z) the Executive's passive ownership of equity interests in a private venture capital fund or other private investment fund (each a "Fund") which such ownership (A) does not exceed a 20% profits or voting interest in such Fund, and (B) does not entitle the Executive to manage or direct, or participate in the management or directions of, the management, business, affairs or investment decisions of such Fund (it being understood that the Executive shall not participate in the management, business, affairs or investment decisions of any such Fund).

          (b) During the Employment Term and thereafter, the Executive agrees to hold in strictest confidence and to not directly or indirectly publish, disseminate or otherwise disclose or allow to be disclosed, any "Confidential Information" (as defined below); provided, however, that the Executive shall have no obligation to maintain in confidence any information that is or becomes publicly available through no fault of the Executive. "Confidential Information" shall mean business or proprietary information (including, without limitation, business plans, financial information and other subject matter pertaining to any business of the Company or any of its affiliates) that is not commonly known in the industry. Confidential Information shall also include, for example and without limitation, confidential knowledge, data, financial information or data, marketing techniques and material, business plans, methods and strategies (whether or not patentable or reduced to practice), business operations and systems, software, computer code, flow charts, pricing policies, information concerning employees, customers and/or vendors, trade secrets, discoveries, inventions (whether or not patentable or reduced to practice), improvements, research, scientific engineering information, development, databases, know-how, show-how, designs, products, compositions, original works of authorship, prototypes, maskworks, physical materials, manufacturing processes and other information disclosed or submitted orally, in writing, or by any other media. The Confidential Information as set forth above may be in any form, including but not limited to, any intangible form such as unrecorded knowledge, information, ideas or concepts, or may be embodied in equipment or other tangible form such as documents, drawings, photographs, computer code, software or other printed or electronic media.

          (c) The Executive agrees that a breach of his obligations contained in Sections 10 or 11 of this Agreement would cause irreparable damage to the Company and any of its affiliates, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that if he breaches any of the covenants contained in Sections 10 or 11 of this Agreement, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without a showing that monetary damages will not provide an adequate remedy and without being required to post a bond.

          (d) The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 10 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that any provision in this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a time period or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          (e) During the Employment Term and thereafter, the Executive and the Company and its controlled affiliates agree not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or negatively reflect upon the Company or any of its controlled affiliates or their respective officers, directors, employees, advisors, businesses or reputations or the Executive and his reputation, respectively.

          (f) The Executive recognizes that the Company may have received, and in the future will receive from third parties, Confidential Information that subjects the Company to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that he owes the Company, during the Employment Term and thereafter, a duty to hold all such Confidential Information in the strictest confidence; provided, however, that the Executive shall have no obligation to maintain in confidence any information: (i) that is or becomes publicly available through no fault of the Executive; or (ii) that is obtained by the Executive from a third party that is lawfully in possession of such information and that provided such information to the Executive without any obligation of confidentiality or without restriction or without being in violation of any contractual or legal obligation with respect to such information.

          (g) The Executive agrees that, at the time of leaving the employ of the Company, the Executive will promptly deliver to the Company (and will not keep in his possession or deliver to anyone else) any and all tangible or intangible items containing materials or information belonging to the Company or any of its affiliates, including but not limited to documents, computer code, computer software, computer disks, machine readable codes, data, devices, records, photographs, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, memoranda, other documents or property (including, without limitation, materials relating to intellectual property or Confidential Information as defined in this Section
10) or reproductions of any aforementioned items.

          (h) The Executive agrees to reasonably cooperate with the Company, during the Employment Term and for a reasonable period of time thereafter, by making himself reasonably available to testify in matters involving the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, relating to activities occurring during the Employment Term and to assist the Company or any of its affiliates, in any such action, suit or proceeding, as reasonably requested, and the Company shall pay or reimburse reasonable expenses, costs and fees incurred by the Executive to provide such cooperation (against reasonable documentation therefor in accordance with Company policies).

          11. Intellectual Property Rights.

          (a) The Executive agrees to disclose to the Company any and all inventions, improvements, discoveries, techniques, processes, formulae, programs, methods, products and processes, artistic works and the like, and all other intellectual property relating to the business of the Company and any of its affiliates, including, but not limited to, computer programming and/or the development of software or computer applications used by the Company which are invented, discovered, performed, perfected or learned by the Executive either solely or jointly with others during the Employment Term, and same will be the sole and absolute property of the Company or any of its affiliates. The Company or any of its affiliates in their sole discretion will determine whether to seek patent, trademark, copyright or other intellectual property protection.

          (b) During the Employment Term and thereafter, the Executive shall execute such documents in connection with domestic and foreign intellectual property applications (including, without limitation, divisional, continuing, reissue and extension applications for patent applications) as the Company requests and shall transfer to the Company or any of its affiliates by written assignment all his right, title and interest in and to such inventions, improvements, discoveries, techniques, formulae, programs, methods, processes and other intellectual property and any such intellectual property applications and any registrations granted thereon (or patents issued thereon), including extensions, renewals and reissues thereof, and will testify in legal proceedings, sign papers, make all lawful oaths and otherwise reasonably assist the Company and any of its affiliates to perfect, maintain and enforce the same in any jurisdiction.

          (c) All work performed by the Executive in (i) creating, developing, modifying, enhancing and maintaining computer programs, databases and the like and/or (ii) creating, developing or modifying artistic works and/or other works to which copyright protection may attach during the course of the Executive's employment with the Company shall be considered "works made for hire" to the extent permitted under applicable copyright law and will be considered the sole property of the Company and its affiliates. To the extent such works are not considered "works made for hire," all right, title and interest to such works, including, but not limited to, the copyright, is hereby assigned to the Company or any of its affiliates and the Executive agrees to execute any necessary documents requested by the Company or any of its affiliates at any time in relation to said assignment as deemed reasonably necessary by the Company.

          (d) After termination of employment, the Executive will cooperate with the Company and any of its affiliates in the completion of any invention, improvement, discovery, techniques, formulae, program, method or process that is assignable or assigned hereunder to the Company or its affiliates, and in the protection and enforcement of the rights and property of the Company and its affiliates in said inventions, improvements, discoveries, techniques, formulae, programs, methods and processes, applications for patents therefor and patents granted thereon and any other intellectual property (including, without limitation, trademarks and copyrights). The Executive shall be paid reasonable compensation by the Company for the foregoing services, which "reasonable compensation" shall be determined by agreement between the Company and the Executive on a case, by case basis.

          (e) The Executive acknowledges and agrees that the Company or any of its affiliates is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, inventions, proprietary know-how and information of any type, whether or not in writing, and all other intellectual property of the Company or any of its affiliates used in connection with their business. The Executive further acknowledges and agrees that any and all derivative works based on intellectual property subject to this Section 11, created during the Employment Term shall be exclusively owned by the Company or any of its affiliates.

          (f) Nothing in this Agreement shall be construed to grant the Executive any right, title or interest in, or any license (express or implied) to perform, practice, distribute, display or otherwise use any intellectual property owned or used by the Company or any of its affiliates except solely in the course of his employment with the Company.

          12. Notice. Any and all notices referred to hereunder shall be sufficient if furnished in writing, delivered by hand, or sent by registered or certified mail, telex or facsimile copier to the following addresses:

          If to the Executive, to him at his address as set forth from time to time on the books and records of the Company, with a copy to:

                  Benesch, Friedlander, Coplan & Aronoff LLP
                  2300 BP Tower
                  200 Public Square
                  Cleveland, Ohio  44114-2378
                  Attn:  Michael F. Wager, Esq.
                  Telephone:        (216) 363-4500
                  Fax:              (216) 363-4588

                  If to the Company:

                  Infocrossing, Inc.
                  2 Christie Heights Street
                  Leonia, New Jersey 07605
                  Attn:    Nicholas J. Letizia
                           Chief Financial Officer
                  Telephone:        (202) 840-8717
                  Fax:              (202) 840-7126

          Notice shall be deemed received when actually received if by hand delivery, one business day after sending if by telex or facsimile, and three business days after sending if by mail.

          13. General.

          (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement which is enforceable in a court, consistent with the provisions of Section 13(f) hereof, may be brought in the courts of the State of New York or any United States District Court located in the Borough of Manhattan and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of said courts, and irrevocably agrees to be bound by any final and non-appealable judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

          (b) Agreements and Representations of the Executive. The Executive agrees to verify any proper document required to carry out the terms of this Agreement. The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence Confidential Information acquired by the Executive, and the Executive has not entered into, and agrees that he will not enter into, any oral or written agreement in conflict herewith.

          (c) Assignment, Binding Effect. The Executive may not assign his interest in or delegate his duties under this Agreement without the prior written consent of the Company. This Agreement is for the employment of the Executive, personally, and for the services to be rendered by him which must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

          (d) Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

          (e) Entire Agreement, Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing signed by the parties hereto.

          (f) Duration, Survival. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement. The covenants set forth in Sections 10 and 11 of this Agreement shall survive and shall continue to be binding upon the Executive as provided in Sections 10 and 11 of this Agreement. The covenants set forth in Sections 10 and 11 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all such covenants.

          (g) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

          (h) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

                                                INFOCROSSING, INC.



Date:                                           By:
     ----------------------                        -----------------------------
                                                   Name:
                                                   Title:

Date:                                           --------------------------------
     ----------------------                     Charles Auster

                                                                       Exhibit A
                                                                       ---------

                         DIRECTORSHIPS OF THE EXECUTIVE

1.  NextSet Software, Inc.

2.  BroadBeam, Inc.  [NetTech Systems, Inc.]

3.  NetCruise.com, Inc.